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                                                                    Exhibit 99.1




KANSAS CITY, MO, May 15, 2003 -- Butler Manufacturing Company, (NYSE:BBR) has signed a letter of intent to sell substantially all the assets of its Lester Building Systems business to a management team headed by John R. Hill, the current Lester division president.

The parties anticipate completing a definitive purchase agreement during the next several weeks, with the closing of the transaction occurring late in the second quarter or early in the third quarter of this year.

Commenting on the sale, John Holland, Butler's chairman and chief executive officer, stated, "For the past two years under the new leadership of John Hill the management team at Lester has made good progress reducing its costs and increasing its capabilities to service the wood building market at a time of severe recession in this industry segment. Nevertheless, we have determined it is in Butler's best interest to focus our efforts on our core businesses. We're pleased that the current management team will continue running the business and provide valuable continuity for both customers and suppliers."

Mr. Hill commented, "We have essentially re-tooled our operations over the last few years and plan to leverage our strengths - people, products, technology and customer service - to meet the needs of our customers. We're extremely pleased to be able to chart the next several chapters of Lester history, which dates back to 1947."

The transaction excludes the recent jury verdict awarded to Butler related to a lawsuit involving Louisiana-Pacific Corporation. The original award of $29.6 million is currently under appeal. Butler and the new owners of the Lester Building Systems business will work co-operatively during the appeal process to bring this litigation to its conclusion.

While the financial terms of the transaction were not disclosed, Butler anticipates it will record an aftertax charge upon sale of approximately $4.3 million, or $.68 per share. The anticipated pretax charge is approximately $7 million, including noncash charges of approximately $6.5 million for the write-down of assets to net sale value. Per the letter of intent, Butler will provide seller financing to the new owners. The sale is subject to contingencies common to such transactions, including due diligence reviews, board approvals, financing, lender consents, and the completion of final documentation.

In 2002, the Lester division reported sales of approximately $42 million and recorded an operating loss slightly over $6 million, including approximately $3 million of repositioning expenses and one-time legal costs associated with the Louisiana-Pacific lawsuit noted above.

The Lester division designs, manufactures, markets and erects pre-engineered wood-frame buildings for a variety of end uses. Principal offices are located in Lester Prairie, Minnesota, with sales, engineering and manufacturing facilities in Charleston, Illinois and Clear Brook, Virginia.



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Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.






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Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16







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